UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – February 21, 2012 (February 14, 2012)

CODORUS VALLEY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-15536	23-2428543
(State or other Jurisdiction	(Commission File Number)	(IRS Employer Number)
of incorporation)

105 Leader Heights Road
P.O. Box 2887
York, Pennsylvania		17405-2887
(Address of principal executive offices)		(Zip code)

717-747-1519

(Registrant’s telephone number including area code)

N/A

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CODORUS VALLEY BANCORP, INC.

FORM 8-K

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 14, 2012, upon recommendation of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Codorus Valley Bancorp, Inc. (the “Company”), the Board adopted an Executive Incentive Plan (the “EIP”). The Board adopted the EIP after reviewing and discussing information provided by Mosteller & Associates, Inc., the Committee’s executive compensation consultant, and by Matthew A. Clemens, Director of Human Resources. The EIP replaces the Leadership Cash Incentive Plan that was adopted on February 13, 2007.

The EIP is a performance based cash incentive plan in which the Company executives designated by the Board of Directors participate. For 2012, the EIP provides variable cash compensation to participating executives designated by the Committee which is directly linked to overall Company performance in terms of net income. EIP participants are stratified into three participation categories. Awards are calculated as a percentage of base pay which varies as shown in the following table where “target” is based on the Company’s 2012 budgeted net income.

	90% Target	Target	120% Target
Category 1	12.5%	25%	37.5%
Category 2	10%	20%	30%
Category 3	7.5%	15%	22.5%

Percentages are interpolated for net incomes between 90% and 120% of targeted net income.

Awards are also subject to an adjustment based on individual performance factors. The award can be adjusted +/- 20% (category 1), +/- 35% (category 2) or +/- 50% (category 3). Individual performance factors have not been established as of the filing date of this 8-K.

The registrant has requested confidential treatment of the amount of targeted net income and of amounts mathematically derived therefrom, since targeted net income is based on the Company’s non-public budget. A copy of the EIP is attached as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

	No.	Description

	10.1	Executive Incentive Plan (EIP)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Codorus Valley Bancorp, Inc.
(Registrant)

Date: February 21, 2012	/s/ Larry J. Miller
Larry J. Miller
President and Chief
Executive Officer
(Principal Executive Officer)